Exhibit 10.2

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

January 15, 2015

among

B. Riley FINANCIAL, INC.

as Lender

THE WET SEAL, INC.

as Lead Borrower for

THE WET SEAL, INC.

THE WET SEAL RETAIL, INC.

WET SEAL CATALOG, INC.

as the Borrowers and Debtors-in-Possession

The GUARANTORS Party Hereto

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5.07	No Default	37
5.08	Ownership of Property; Liens	37
5.09	Environmental Compliance.	37
5.10	Insurance	38
5.11	Taxes	38
5.12	ERISA Compliance	38
5.13	Subsidiaries; Equity Interests	38
5.14	Margin Regulations; Investment Company Act.	39
5.15	Disclosure	39
5.16	Compliance with Laws	39
5.17	Intellectual Property; Licenses.	39
5.18	Labor Matters.	40
5.19	Security Documents.	40
5.20	Reserved.	40
5.21	Reserved.	40
5.22	Brokers	40
5.23	Customer and Trade Relations	40
5.24	Casualty	40

ARTICLE VI AFFIRMATIVE COVENANTS		40

6.01	Financial Statements	40
6.02	Notices	41
6.03	Payment of Obligations	42
6.04	Preservation of Existence	42
6.05	Maintenance of Properties	43
6.06	Maintenance of Insurance	43
6.07	Compliance with Laws	43
6.08	Books and Records; Accountants.	44
6.09	Inspection Rights.	44
6.10	Additional Loan Parties	44
6.11	Reserved.	45
6.12	Information Regarding the Collateral	46
6.13	Physical Inventories.	46
6.14	Environmental Laws.	47
6.15	Further Assurances.	47
6.16	Compliance with Terms of Leaseholds.	47
6.17	Depository Account	48
6.18	Retention of Independent Consultant	48
6.19	Performance Within Approved Budget	48
6.20	Reserved	49
6.21	Additional Bankruptcy Related Affirmative Covenant.	49

ARTICLE VII NEGATIVE COVENANTS		49

7.01	Liens	49
7.02	Investments	50
7.03	Indebtedness; Disqualified Stock	50
7.04	Fundamental Changes	50
7.05	Asset Sales	50
7.06	Restricted Payments	50
7.07	Prepayments of Indebtedness	50

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7.08	Change in Nature of Business.	51
7.09	Transactions with Affiliates	51
7.10	Burdensome Agreements	51
7.11	Use of Proceeds	51
7.12	Amendment of Material Documents.	52
7.13	Fiscal Year.	52
7.14	Reserved.	52
7.15	Bankruptcy Related Negative Covenants	52

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		53

8.01	Events of Default	53
8.02	Remedies Upon Event of Default	56
8.03	Application of Funds	57

ARTICLE IX MISCELLANEOUS		58

9.01	Amendments	58
9.02	Notices; Effectiveness; Electronic Communications.	58
9.03	No Waiver; Cumulative Remedies	59
9.04	Expenses; Indemnity; Damage Waiver.	59
9.05	Payments Set Aside	60
9.06	Successors and Assigns.	61
9.07	Treatment of Certain Information; Confidentiality	62
9.08	Right of Setoff	63
9.09	Interest Rate Limitation	63
9.10	Counterparts; Integration; Effectiveness	63
9.11	Survival	64
9.12	Severability	64
9.13	Governing Law; Jurisdiction.	64
9.14	Waiver of Jury Trial	65
9.15	No Advisory or Fiduciary Responsibility	65
9.16	Patriot Act Notice	66
9.17	Foreign Asset Control Regulations	66
9.18	Time of the Essence	66
9.19	Press Releases	66
9.20	Additional Waivers.	67
9.21	No Strict Construction.	68
9.22	Attachments.	68
9.23	Reserved.	68
9.24	Relationship with DIP Orders.	68

ARTICLE X GUARANTEE		68

10.01	The Facility Guaranty.	68
10.02	Guaranteed Obligations Not Affected.	69
10.03	Security.	69
10.04	Guarantee of Payment.	69
10.05	No Discharge or Diminishment of Guarantee.	69
10.06	Defenses of Loan Parties Waived.	70
10.07	Agreement to Pay; Subordination.	70
10.08	Limitation on Guarantee of Guaranteed Obligations.	70

SIGNATURES		71

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SCHEDULES

1.01	Borrowers

5.08(b)(1)	Owned Real Estate

5.08(b)(2)	Leased Real Estate

5.10	Insurance

5.13	Subsidiaries; Other Equity Investments

7.01	Existing Liens

7.03	Existing Indebtedness

9.02	Lender’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice

B	Note

C	Interim Borrowing Order

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SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of January 15, 2015 among

The Wet Seal, Inc., a Delaware corporation, as Debtor-in-Possession (the “Lead Borrower”),

the Persons (as defined below) named on Schedule 1.01 hereto, as Debtors-in-Possession (collectively, the “Borrowers” and individually, a “Borrower”),

the Guarantors, as Debtors-in-Possession (as defined below), and

B. Riley FINANCIAL, INC., as lender (in such capacity, the “Lender”).

RECITALS

WHEREAS, on January 15, 2015, the Borrowers and the Guarantors commenced Chapter 11 Case Nos. 15-10081, 15-10082, 15-10083, and 15-10084 (collectively, (the “Chapter 11 Case”) by filing a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Borrowers continue to operate their business and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrowers have requested that the Lender provide a senior secured, super-priority term credit facility to the Borrowers on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lender and the Borrowers hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means automated clearing house transfers.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement.

“Applicable Rate” means ten and one-quarter percent (10.25%).

“Approved Budget” has the meaning specified in Section 6.19.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender (c) an entity or an Affiliate of an entity that administers or manages the Lender, or (d) the same investment advisor or an advisor under common control with the Lender, Affiliate or advisor, as applicable.

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“Assignment and Assumption” means an assignment and assumption agreement, in form and substance reasonably satisfactory to the Lender, pursuant to which an assignee lender shall have agreed to become a party hereto as a lender.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Available Amount” means, as of any date of determination thereof by the Lender, the result, if a positive number, of:

(a)          Loan Cap, provided, however, that the amount of the Loan Cap, for purposes of determining the Available Amount, shall not exceed $1,000,000 prior to the later of (x) entry of the Final Borrowing Order and (y) the date on which the Lender shall have received, reviewed and approved the initial Variance Report;

minus

(b)          The total of all Borrowings made hereunder (without regard to any repayment of Loans).

“Availability Block” means $5,000,000, subject to reduction at the sole discretion of the Lender.

“Availability Period” means the period beginning on (and including) the Closing Date and ending on (and excluding) the Termination Date.

“Availability Reserves” means such reserves as the Lender from time to time determines in the Lender’s Permitted Discretion as being appropriate, including, without limitation, (a) to reflect the impediments to the Lender’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Lender determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i) post-petition rent for any Lease not rejected in the Chapter 11 Case; (ii) Gift Certificates and Merchandise Credit Liability; (iii) customs, duties, and other costs to release Inventory which is being imported into the United States; (iv) outstanding customer deposits; (v) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, claims of the PBGC, and other Taxes which would reasonably be expected to have priority over the interests of the Lender in the Collateral; (vi) Other DIP Obligations Reserve; (vii) salaries, wages and benefits due to employees of any Loan Party; (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals; (ix) warehousemen’s or bailee’s charges and other Liens which would reasonably be expected to have priority over the interests of the Lender in the Collateral; and (x) the Professional Fee Carve Out Reserve.

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“Bank” means any bank organized under the laws of the United States having combined capital and surplus of not less than $250,000,000.

“Bankruptcy Code” means Title 11, U.S.C. §101, et seq., as now or hereafter in effect, or any successor statute thereto.

“Bankruptcy Court” has the meaning provided in the recitals to this Agreement.

“Bankruptcy Events” means, the commencement of the Chapter 11 Case and any events that lead up to, and typically result from, the commencement of a case under Chapter 11 of the Bankruptcy Code.

“Bankruptcy Recoveries” means any claims and causes of action to which any Loan Party may be entitled to assert by reason of any avoidance or other power vested in or on behalf of any Loan Party or the estate of any Loan Party under Chapter 5 of the Bankruptcy Code and any and all recoveries and settlements thereof.

“Blocked Account” has the meaning provided in Section 6.11(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Lender, establishing control (as defined in the UCC) of such account by the Lender and whereby the bank maintaining such account agrees to comply only with the instructions originated by the Lender without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing of Loans made by the Lender pursuant to Section 2.01.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)          the Tranche A Borrowing Base;

plus

(b)          the Tranche B Borrowing Base;

plus

(c)          the Cash Collateral Amount.

“Borrowing Base Certificate” means a certificate in form and substance satisfactory to the Lender (with such changes therein as may be reasonably required by the Lender to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, and supporting documentation as reasonably requested by the Lender.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, (a) the additions, improvements, refurbishments, redesigns, remodels, and build-outs to property (including leasehold interests), plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP and (b) any assets acquired by a Capital Lease Obligation during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve Out Trigger Notice” means written notice from the Lender to the Lead Borrower, its lead counsel, the U.S. Trustee and lead counsel to the Creditors’ Committee notifying such Persons of the occurrence and continuance of an Event of Default.

“Case Professionals” means Persons or firms retained by the Loan Parties or the Creditors’ Committee or other statutory committee appointed in the Chapter 11 Case pursuant to §§327 and 1103 of the Bankruptcy Code.

“Cash Collateral Account” has the meaning set forth in Section 6.17.

“Cash Collateral Amount” means, at any time of calculation, the amount of cash then on deposit in the Cash Collateral Account.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following as applicable to any of the Loan Parties or Credit Parties: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and shall be deemed to have gone into effect and been adopted after the Closing Date.

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“Change of Control” means, at any time, (a) during any period of twelve months, individuals who at the beginning of such period constituted the board of directors of the Lead Borrower (together with any new directors whose election or appointment by such board of directors, or whose nomination for election by shareholders of the Lead Borrower, as the case may be, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than by reason of death or disability to constitute a majority of the board of directors then in office; (b) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of more than fifty percent (50%) of the total then outstanding voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Lead Borrower, any merger, consolidation, liquidation or dissolution of the Lead Borrower, any direct or indirect transfers of securities or otherwise, or has the right or ability to Control the Lead Borrower; (c) the Lead Borrower fails to own one hundred percent (100%) of the Equity Interests of the other Loan Parties; or (d) any “change in control” or similar event as defined in any document governing Material Indebtedness of any Loan Party incurred on or after the Petition Date.

“Chapter 11 Case” has the meaning provided in the recitals to this Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means collectively, all property upon which a Lien is granted pursuant to any Security Document (including, without limitation, the DIP Orders). Notwithstanding anything to the contrary contained in this definition, the term “Collateral” shall not, except as expressly provided in the DIP Orders, include Bankruptcy Recoveries.

“Commitment” means the maximum principal amount of the Lender’s obligation to make Loans to the Borrowers pursuant to Section 2.01. As of the Closing Date, the Commitment is $20,000,000.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

5

“Credit Card Holdback Amount” means the aggregate amount of holdbacks issued with respect to Credit Card Receivables, to the extent complying with all criteria of Eligible Credit Card Receivables other than clause (a) thereof.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, MasterCard and American Express and such other issuers approved by the Lender) to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Party” or “Credit Parties” means (a) individually, (i) the Lender and its Affiliates, (ii) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (iii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means: all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, in connection with this Agreement and the other Loan Documents, including, without limitation, (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the Lender and its Affiliates (limited to not more than one primary counsel, and necessary local counsel (limited to one local counsel for each other jurisdiction)), (B) outside consultants for the Lender, (C) appraisers, and (D) commercial finance examinations, and (ii) all reasonable and documented out-of-pocket expenses incurred in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or (B) the enforcement or protection of their rights in connection with this Agreement or the other Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with the Chapter 11 Case or any successor case.

“Creditors’ Committee” means any official committee of creditors formed, appointed or approved in the Chapter 11 Case pursuant to the Bankruptcy Code.

“Customs Broker Agreement” means an agreement in form and substance satisfactory to the Lender among a Loan Party, a customs broker or other carrier, and the Lender, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Lender and agrees, upon notice from the Lender, to hold and dispose of the subject Inventory solely as directed by the Lender.

“Data Center Servers” means the data servers and related equipment located in the Borrowers’ Las Vegas, Nevada data center.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties (other than any blocked account securing Other DIP Obligations). All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Lender shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

6

“Default Rate” means an interest rate equal to twelve and one-quarter percent (12.25%).

“DIP L/C Obligations” means obligations of the Loan Parties in respect of DIP Letters of Credit (as in the Other DIP Order) approved as administrative claims pursuant to the Other DIP Order.

“DIP Orders” means and refers to the Interim Borrowing Order and the Final Borrowing Order.

“Disclosure Statement” means a disclosure statement filed in the Chapter 11 Case in connection with a Plan of Reorganization.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Dominion Period” means the period from and after any date on which the Liquidity Amount of the Loan Parties is less than $5,000,000.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.(excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Eligible Credit Card Receivables” means Credit Card Receivables due to a Borrower on a non-recourse basis from Visa, MasterCard, American Express Co., Discover, and other major credit card processors reasonably acceptable to the Lender as arise in the ordinary course of business, which have been earned by performance and are deemed by the Lender in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Lender, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)          Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

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(b)          Credit Card Receivables with respect to which a Borrower does not have good, valid and marketable title, free and clear of any Lien (other than Permitted Liens);

(c)          Credit Card Receivables that are not subject to a first priority security interest in favor of the Lender, for the benefit of itself and the Credit Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d)          Credit Card Receivables which are disputed, are with recourse (other than standard chargeback rights), or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)          Credit Card Receivables which the Lender determines in its Permitted Discretion to be uncertain of collection; and

(f)          Any portion of any Credit Card Receivables subject to holdback.

“Eligible In-Transit Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from a foreign location for receipt by a Borrower within fourteen (14) days of the date of shipment, but which has not yet been delivered to a Borrower, (b) for which payment has been made by a Borrower and title has passed to a Borrower, (c) for which the document of title reflects a Borrower or the Lender as consignee (along with delivery to such Borrower of the documents of title with respect thereto), (d) as to which the Lender has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Lender, by the delivery of a Customs Broker Agreement), and (e) which otherwise would constitute Eligible Inventory; provided that the Lender may, in its discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Lender reasonably determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Lender (such as, without limitation, a right of stoppage in transit), may not be received by the commencement of any Liquidation, or may otherwise adversely impact the ability of the Lender to realize upon such Inventory.

“Eligible Inventory” shall mean, as of the date of determination thereof, (a) Eligible In-Transit Inventory, and (b) items of Inventory of the Borrowers that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Lender in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Lender, none of the following shall be deemed to be Eligible Inventory:

(a)          Inventory that is not owned solely by a Borrower, or is leased or on consignment or a Borrower does not have good and valid title thereto;

(b)          Inventory (other than Eligible In-Transit Inventory) that is not located at a distribution center used by a Borrower in the ordinary course or at a property that is owned or leased by a Borrower;

(c)          Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods to be returned to the vendor;

(d)          Inventory that is not located in the United States of America (excluding territories and possessions thereof) other than Eligible In-Transit Inventory;

8

(e)          Inventory that is not subject to a perfected first priority security interest in favor of the Lender for the benefit of the Credit Parties;

(f)          Inventory which consists of supplies, samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)          Inventory as to which insurance in compliance with the provisions of Section 6.07 hereof is not in effect; or

(h)          Inventory which has been sold but not yet delivered or as to which the Borrower has accepted a deposit.

“Eligible PP&E” shall mean, as of the date of determination thereof, PP&E of the Borrowers that is deemed by the Lender in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Lender, Eligible PP&E shall not include:

(a)          PP&E that is not owned solely by a Borrower, or is leased or to which a Borrower does not have good and marketable title thereto;

(b)          PP&E that is not located in the United States of America (excluding territories and possessions thereof);

(c)          PP&E that is not subject to a perfected first priority security interest in favor of the Lender for the benefit of the Credit Parties;

(d)          PP&E as to which insurance in compliance with the provisions of Section 6.07 hereof is not in effect; or

(e)          PP&E that is not in saleable condition and usuable for its intended purpose.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

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“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 9.01 hereof.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its Lender’s Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, and (c) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 9.17.

“Facility Guaranty” means the Guarantee of the Obligations set forth in Article X hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

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“Final Borrowing Order” means an order of the Bankruptcy Court, which order is a Final Order and shall be in form, scope and substance reasonably acceptable to the Lender, which, among other matters but not by way of limitation, (i) authorizes the Loan Parties to obtain credit, incur (or guaranty) Obligations, grant Liens under this Agreement, the other Loan Documents, and the DIP Orders and otherwise perform their obligations under this Agreement and the other Loan Documents and (ii) provides for the super priority of the Lender’s claims (subject to the Professional Fee Carve Out).

“Final Order” means an order or judgment of the Bankruptcy Court, as entered on the docket of the Clerk of the Bankruptcy Court, that has not been reversed, stayed, modified or amended and as to which the time to appeal or seek leave to appeal, petition for certiorari, reargue or seek rehearing has expired and no proceeding for certiorari, reargument or rehearing is pending or if an appeal, petition for certiorari, reargument, or rehearing has been sought, the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order was appealed, from which the reargument or rehearing was sought, or certiorari has been denied and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

“Financial Officer” means a chief financial officer or vice president corporate controller.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday nearest to the last day of each January, April, July or October of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrowers.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday nearest to the last day of January of any calendar year.

“Foreign Assets Control Regulations” has the meaning set forth in Section 9.17.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Lender in form and substance satisfactory to the Lender and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of a Borrower purchased from such Foreign Vendor.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as set forth in accounting rules and standards promulgated by the Financial Accounting Standards Board or any organization succeeding to any of its principal functions.

“Gift Certificates and Merchandise Credit Liability” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

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“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantor” means each of the Subsidiaries of the Lead Borrower (other than any Borrower), now existing or hereafter created, other than any CFC and the Borrowers.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)          net obligations of such Person under any Swap Contract;

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(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          all Attributable Indebtedness of such Person;

(g)         all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)         all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Independent Consultant” means FTI Consulting, Inc., (or another independent third party consultant reasonably acceptable to the Lender).

“Information” has the meaning specified in Section 9.07.

“Intellectual Property” means the following: (a) trademarks, service marks, logos, trade dress, copyrights, copyrightable works, including registrations and applications therefor: (b) patent and patent applications, including all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (c) inventions, processes, trade secrets, know-how, and confidential information; and (d) licenses of rights in any of the above.

“Interest Payment Date” means the first Business Day of each calendar month and the Maturity Date.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

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“Interim Borrowing Order” means an order entered by the Bankruptcy Court, substantially in the form of, and containing the provisions set forth in, Exhibit C (or such other form and provisions as may be reasonably acceptable to the Lender), approving, on an interim basis, the Loan Parties’ obtaining credit and incurring (or guarantying) Obligations, granting Liens to secure the Obligations, and providing for the super priority of the Lender’s claims (subject to the Professional Fee Carve Out), and entering into and performing their obligations under this Agreement and the other Loan Documents.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Lender in the Lender’s reasonable discretion with respect to the status, condition, saleability, or value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on obsolescence or Shrink, reserves based on ad valorem or other taxes, or reserves reasonably required by the Lender to protect Collateral value based upon changes to the ordinary course business of the Borrowers.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or assets of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any other investment of money or capital (including Capital Expenditures) in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means each international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law. Without limiting the foregoing, “Laws” shall include the Bankruptcy Code.

“L/C Recovery Amount” means, the excess (if any) of (i) the cash collateral deposited by the Borrowers to secure obligations in respect of letters of credit issued to CIT, Rosenthal and other third-parties approved by the Lender in its sole discretion to secure delivery of certain Inventory over (ii) the sum of (x) the maximum payment obligation of Loan Parties upon delivery of such Inventory and (y) amounts drawn under such letters of credit and not reimbursed by a Loan Party.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

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“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Parties” shall have the meaning specified in Section 9.02(c).

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Lender may from time to time notify the Lead Borrower.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Lender of those rights and remedies accorded to the Lender under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Lender, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidity Amount” shall mean the amount measured as the sum of (x) unrestricted cash and cash equivalents of the Loan parties (excluding, for the avoidance of doubt, amounts deposited as cash collateral) plus (y) the maximum amount that is available for borrowing hereunder), provided that, if borrowing is unavailable solely due to a Default (that has not become an Event of Default), then such Default shall be deemed not to exist solely for purposes of the foregoing clause (y),

“Loan” means an extension of credit by the Lender to the Borrower under Article II.

“Loan Account” has the meaning assigned to such term in Section 2.11.

“Loan Cap” means, at any time of determination, the lesser of (a) the Commitment (after giving effect to any reductions in the Commitment pursuant to Section 2.06) minus the Availability Block or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the DIP Orders, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

“Loan Notice” means a notice of Borrowing of Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

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“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Lead Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Lender hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect. Notwithstanding anything to the contrary, a “Material Adverse Effect” shall not be deemed to exist as a result of the effect of the Bankruptcy Events and the Permitted Store Closings.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Indebtedness” means Indebtedness incurred after the Petition Date (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $1,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means the earlier of (a) February 16, 2015 unless the Final Borrowing Order shall have been entered on or before such date, in which case the Maturity Date shall mean May 15, 2015, unless otherwise extended by the Lender in its sole and exclusive discretion, and (b) the date on which the Sponsor terminates the Sponsor Support Agreement.

“Maximum Rate” has the meaning provided therefor in Section 9.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means (a) a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B, as amended, supplemented or modified from time to time.

“NOLV” means the net orderly liquidation value of any asset as determined from time to time by the Lender in its Permitted Discretion (it being understood the Lender intends to re-evaluate and adjust NOLVs for the various components of the Borrowing Base on a bi-weekly basis). Unless the Lender otherwise notifies the Lead Borrower, (i) the NOLV of any Eligible Inventory shall be deemed to be 35% of the Cost thereof, (ii) the NOLV of the Borrowers’ Eligible PP&E shall be deemed to be $1,000,000 minus the net sale proceeds of any sale of any portion thereof, (iii) the NOLV of the Borrowers’ Intellectual Property shall be deemed to be $1,500,000, and (iv) the NOLV of the Data Center Servers shall be $600,000.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

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“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other DIP Obligations” means (i) the DIP L/C Obligations, (ii) the Pre-Petition Indemnity Obligations, and (iii) the Treasury Management Obligations.

“Other DIP Obligation Reserves” means such reserves as the Lender, from time to time, determines in its reasonable discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Other DIP Obligations in excess of the cash collateral posted in respect thereof.

“Other DIP Order” means an order entered by the Bankruptcy Court in form, scope and substance reasonably acceptable to the Lender, approving the Loan Parties’ obtaining credit and incurring (or guarantying), and granting Liens to secure, (i) the DIP L/C Obligations, (ii) the Pre-Petition Indemnity Obligations, and (iii) the Treasury Management Obligations.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment by the Lender of its Loan or Commitment.

“Outstanding Amount” means the aggregate outstanding principal amount of Loans after giving effect to any Borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date

“Parent” means the Lead Borrower.

“Participant” has the meaning specified in Section 9.06(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

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“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Discretion” means the exercise of the Lender’s good faith discretion, based on its commercially reasonable business judgment, taking into consideration all factors the Lender deems relevant, including, without limitation, facts, factors, risks or circumstances, that: (i) would reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of the Lender’s Liens thereon in favor of the Credit Parties or the amount which the Lender and the Credit Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) would reasonably suggest that any collateral report or financial information delivered to the Lender by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (iii) would reasonably create or be expected to create a Default or Event of Default, of (iv) may increase the risk that the Obligations would not be paid or performed in a timely manner. In exercising such judgment, the Lender may consider such factors or circumstances already included in or tested by the definitions of Eligible Credit Card Receivables, Eligible in-Transit Inventory or Eligible Inventory, as well as any of the following: (A) the financial and business climate and prospects of any member of the Loan Parties’ industry and general macroeconomic conditions; (B) changes in demand for and pricing of Inventory; (C) changes in any concentration of risk with respect to Inventory; (D) any other factors or circumstances that will or would reasonably be expected to have a Material Adverse Effect; (E) audits of books and records by third parties, history of chargebacks or other credit adjustments; and (F) any other factors that change or would reasonably be expected to change the credit risk of lending to the Borrowers on the security of the Collateral.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.03;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.03;

(c)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed by ERISA);

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(h);

(f)          easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Borrower or any Subsidiary;

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(g)          Liens created under the Loan Documents;

(h)          Liens existing on the Petition Date listed on Schedule 7.01 ; and

(i)          Liens approved pursuant to the Other DIP Order, securing Other DIP Obligations.

“Permitted Indebtedness” means each of the following:

(a)          Indebtedness incurred prior to the Petition Date and listed on Schedule 7.03;

(b)          Indebtedness created under the Loan Documents;

(c)          Indebtedness of any Loan Party to any other Loan Party, all of which Indebtedness shall be reflected in the Loan Parties’ books and records in accordance with GAAP;

(d)          unsecured Indebtedness of the kind described in clause (d) of the definition of such term (and any Guaranty of any such Indebtedness of a Loan Party);

(e)          Other DIP Obligations;

(f)          Indebtedness of a Loan Party owing to another Loan Party; and

(g)          Permitted Refinancings of the Indebtedness described in clauses (a) through (g).

“Permitted Investments” means each of the following:

(a)          as long as no Loans are outstanding:

(i)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), and municipal securities with an “AA” long-term credit rating obtainable from S&P and/or from Moody’s, including pre-funded municipal bonds escrowed to maturity and guaranteed by the securities issued by the United States of America (or by any agency thereof);

(ii)         Investments in commercial paper (taxable and tax-exempt);

(iii)        Investments in (i) securities issued by a corporation (other than a Loan Party or an Affiliate of a Loan Party) and denominated in U.S. Dollars maturing within three (3) years from the date of acquisition thereof and having, at such date of acquisition, the long-term credit rating of “A/A” or the short-term credit rating of “A1/P1 SP1/MIG-1” or better obtainable from S&P and/or from Moody’s, (ii) securities issued by the Lender or another banking institution with total assets in excess of $250,000,000 maturing within three (3) years from the date of acquisition thereof; and (iii) auction rate preferred stock or bonds having, at such date of acquisition, the long-term credit rating of “AA” with a reset and maturing within 180 days from the date of acquisition thereof;

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(iv)        Investments in certificates of deposit, bankers’ acceptances and time deposits (including Eurodollar denominated issues) maturing within three (3) years from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, the Lender or another banking institution with total assets in excess of $250,000,000;

(v)         fully collateralized repurchase agreements for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(vi)        short-term Tax exempt securities (including municipal notes, auction rate floaters and floating rate notes); and

(vii)       Shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (i) through (vi) above.

(b)          reserved;

(c)          loans or advances made by any Loan Party to any other Loan Party;

(d)          Guarantees constituting Indebtedness permitted as Permitted Indebtedness;

(e)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(f)          loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business in an amount not to exceed $50,000 in the aggregate at any time outstanding;

provided that, notwithstanding the foregoing, no such Investments described in clauses (a) through (f) shall be permitted unless such Investments are pledged to the Lender as additional collateral for the Obligations pursuant to such agreements or the DIP Orders as may be reasonably required by the Lender.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that such Refinancing has been approved by Lender..

“Permitted Sales” means (i) the Disposition of any furniture, fixture or equipment that is no longer used or useful in the business of the Lead Borrower and its Subsidiaries, to the extent expressly provided for in the Approved Budget; or (ii) the Disposition of Inventory and furniture, fixtures or equipment in connection with Permitted Store Closings.

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“Permitted Store Closings” means the Store closures effectuated prior to the commencement of the Chapter 11 Case, or thereafter with Lender’s approval.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Petition Date” means January 15, 2015.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Effective Date” means the effective date of a Plan of Reorganization.

“Plan of Reorganization” means a plan filed in the Chapter 11 Case pursuant to Chapter 11 of the Bankruptcy Code.

“PP&E” means (i) fixtures located at the Borrowers’ retail stores and (ii) equipment located at the Borrowers’ distribution centers (excluding, for the avoidance of doubt, Data Center Servers), and any furniture, fixture or equipment located in retail stores or distribution centers.

“Pre-Petition Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of February 3, 2011 entered into among the Borrowers, the Guarantors, the Agents and the Lenders (as each of those terms is defined therein), together with all instruments, documents and agreements executed or delivered in connection therewith, in each case, as amended, modified or supplemented to the date hereof.

“Pre-Petition Indemnity Obligations” has the meaning ascribed to such term in the Other DIP Order.

“Pre-Petition Liabilities” means the “Secured Obligations” as defined in the security agreement executed and delivered in connection with the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Professional Fee Carve Out” means a carve out for the following expenses: (i) all fees required to be paid to the Clerk of the Bankruptcy Court; (ii) all statutory fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6) and 28 U.S.C. § 156(c); (iii) all Reported Fee Accruals, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice less the amount of the Case Professionals' pre-petition retainers received but not previously applied to their Professional Fees and Expenses; and (iv) all accrued and unpaid Professional Fees and Expenses incurred after the date of service of a Carve Out Trigger Notice, to the extent allowed at any time, in an aggregate amount not to exceed $300,000 less, without duplication, the amount of such Case Professionals' pre-petition retainers received but not previously applied to their Professional Fees and Expenses as set forth in clause (iii) herein; provided that the amount set forth in this clause (iv) shall be reduced on a dollar-for-dollar basis for the Professional Fees and Expenses incurred and paid by the Loan Parties after the date of service of a Carve Out Trigger Notice.

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“Professional Fee Carve Out Reserve” means an Availability Reserve equal to the Professional Fee Carve Out.

“Professional Fees and Expenses” means, subject to any limitations contained in the DIP Orders, (a) allowed administrative expenses payable pursuant to 28 U.S.C. § 1930(a)(6), and (b) professional fees of, and costs and expenses incurred by, Case Professionals.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reported Fee Accruals” means the amount of Professional Fees and Expenses which have been incurred, accrued or invoiced (but remain unpaid) prior to such time as the Lender delivers the Carve Out Trigger Notice. For purposes of determining the amount of the Professional Fee Carve Out, “Reported Fee Accruals” shall be equal to the aggregate amounts under the heading “Professional Fees Incurred” in the Approved Budget (reflected on an accrual basis and not on a cash basis) for the line item in the relevant time period for each such Case Professional (or if less, the actual Professional Fees and Expenses incurred to such time) minus any payments received on account thereof. Any Professional Fees and Expenses which have been incurred, accrued or invoiced (and remain unpaid) but are in excess of the amounts reflected in the Approved Budget in the line item for the relevant time period for each such Case Professional shall not constitute “Reported Fee Accruals.”

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice-president, corporate controller, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Lender by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Equity Interests of any Loan Party or any Subsidiary of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Loan Party or any such Subsidiary or any option, warrant or other right to acquire any such Equity Interests of any Loan Party or any such Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans and all proceeds of a dissolution or liquidation of such Person payable to the shareholders of such Person.

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“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Satisfaction of Obligations” (or words to similar effect) means all the Obligations have been indefeasibly paid in full in cash, a reserve account has been established with Lender for all indemnification obligations hereunder, and the Commitment hereunder has been terminated.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Lender.

“Security Documents” means (a) the Security Agreement and each other security agreement or other instrument or document executed and delivered to the Lender pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations, and (b) the DIP Orders.

“Sponsor” means B. Riley Financial, Inc. and/or its permitted designees under the Sponsor Support Agreement.

“Sponsor Support Agreement” means that certain Plan Sponsorship Agreement, dated as of January 15, 2015, entered into by the Borrowers and the Sponsor.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Lender.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of the Bankruptcy Code or any other debtor relief laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitment is terminated (or deemed terminated) in accordance with Article VIII, (iii) the termination of the Commitment hereunder in accordance with the provisions of Section 2.06 hereof, or a Plan Effective Date.

“Trading With the Enemy Act” has the meaning set forth in Section 9.17.

“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:

(a)          the product of (i) the face amount of Eligible Credit Card Receivables multiplied by (ii) 85%;

plus

(b)          the product of (i) the NOLV of Eligible Inventory, net of Eligible In-Transit Inventory and net of applicable Inventory Reserves, multiplied by (ii) 90%;

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plus

(c)          the product of (i) the NOLV of Eligible In-Transit Inventory, net of applicable Inventory Reserves, multiplied by (ii) 80%;

plus

(d)          the product of (i) NOLV of the Eligible PP&E multiplied by (ii) 50%;

plus

the product of (i) the NOLV of the Data Center Servers multiplied by (ii) 50%;

minus

(e)          the then amount of all Reserves (other than Inventory Reserves) allocated to the Tranche A Borrowing Base by the Lender.

“Tranche B Borrowing Base” means, at any time of calculation, an amount equal to:

(a)          the NOLV of Intellectual Property;

plus

(b)          the product of (i) L/C Recovery Amount multiplied by (ii) 70%;

plus

(c)          the product of (i) Credit Card Holdback Amount multiplied by (ii) 85%;

plus

(d)          the product of (i) the then amount of cash collateral posted in respect of Treasury Management Obligations multiplied by (ii) 85%;

minus

(e)          the then amount of all other Reserves (other than Inventory Reserves) allocated to the Tranche B Borrowing Base by the Lender.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

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“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c).

“Variance Report” means a report prepared by the Lead Borrower’s management reflecting on a line-item basis the Loan Parties’ actual performance compared to the Approved Budget for the immediately preceding four week period and on a cumulative basis for the period after the Petition Date and the percentage variance of the Loan Parties’ actual results from those reflected in the then existing Approved Budget, along with management’s explanation of such variance.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

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(d)          Any provision hereof requiring consent, agreement or approval of Lender shall be deemed to require such consent, agreement or approval to be in writing and signed by the Lender.

1.03        Accounting Terms

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements delivered to the Lender prior to the Closing Date, except as otherwise specifically prescribed herein.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, the Lender and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENT AND CREDIT EXTENSIONS

2.01        Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrowers no more than one (1) time per week on or after the Closing Date, on any Business Day during the Availability Period, in an aggregate amount not to exceed the Available Amount. Any portion of Loans repaid may not be reborrowed.

2.02        Borrowings.

(a)          Reserved.

(b)          Each Loan shall be made upon the Lead Borrower’s irrevocable written notice to the Lender. Each such notice must be received by the Lender not later than 1:00 p.m. three (3) Business Days prior to the requested date of any Borrowing. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each borrowing of Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) the requested date of the Borrowing, which shall be a Business Day, (ii) the principal amount of Loans to be borrowed, and (iii) certify as to the calculations set forth in Section 4.03(e).

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(c)          Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Lender shall use reasonable efforts to make the proceeds of the Borrowing available to the Lead Borrower by no later than 4:00 p.m. on the requested funding date by wire transfer of such funds to the account of the Lead Borrower in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Lead Borrower.]

(d)          The Lender shall have no obligation to make any Loan in excess of the Available Amount.

2.03        Reserved.

2.04        Reserved.

2.05        Prepayments.

(a)          The Borrowers may, upon irrevocable notice from the Lead Borrower to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 1:00 p.m. on the date of prepayment of such Loans; (ii) any prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid.

(b)          Amounts of Loans repaid may not be reborrowed and do not increase the Commitment.

(c)          The Borrowers shall prepay the Loans with the net proceeds of any sale or disposition of any PP&E promptly upon receipt of such proceeds.

(d)          At any time that the Outstanding Amount shall exceed the Loan Cap, the Borrowers shall immediately prepay Loans to eliminate such excess.

2.06        Termination or Reduction of Commitment.

(a)          The Borrowers may, upon irrevocable notice from the Lead Borrower to the Lender, terminate the Commitment or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 1:00 p.m. three Business Days prior to the date of termination or reduction and (ii) any such partial reduction of the Commitment shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof.

(b)          Reserved.

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(c)          All fees (including, without limitation, commitment fees) and interest in respect of the Obligations accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.07        Repayment of Loans.

The Borrower shall repay to the Lender on the Termination Date the aggregate principal amount of Loans outstanding on such date.

2.08        Interest.

(a)          Subject to the provisions of Section 2.08(b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.

(b)          (i)          If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by Law.

(i)          If any Event of Default exists, then the Lender may notify the Lead Borrower that all Obligations shall thereafter bear interest at the Default Rate and thereafter outstanding Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law.

(ii)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment.

2.09        Fees. The Borrowers shall pay to the Lender commitment fees (a) on January 24, 2015, in an amount equal to 2.50% times the amount by which the Commitment exceeds the Availability Block then in effect, and (b) on any subsequent date on which the Lender decreases the Availability Block, in an amount equal to 2.50% times the amount of such reduction. The commitment fees shall be fully earned on the Closing Date, and shall not be subject to refund or rebate for any reason.

2.10        Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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2.11        Evidence of Debt.

The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender (the “Loan Account”) in the ordinary course of business, which shall include the date and amount of each Loan from the Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrowers shall execute and deliver to the Lender a Note in the amount of the Commitment, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note together with an indemnity from the Lender related thereto in form and substance reasonably acceptable to the Borrowers, and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of the Lender, in the same principal amount thereof and otherwise of like tenor.

2.12        Payments Generally; Funding Source.

(a)          General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall, at the option of the Lender, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Priority; Liens. All of the Obligations are secured by Liens on substantially all the assets of the Borrowers and, at all times, shall constitute administrative expenses of the Borrowers in the Bankruptcy Case with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject and subordinate only to the Professional Fee Carve Out. No other claims, except for the aforementioned, having a priority superior or pari passu to that granted to or on behalf of the Lender shall be granted or approved while any of the Obligations or the Commitment remain outstanding.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01        Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

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(b)          Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(c)          Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by the Lender shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)          Treatment of Certain Refunds. If the Lender reasonably determines, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Lender, agree to repay the amount paid over to the Lead Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event that the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

(f)          FATCA. If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the withholding agent (i.e., any Loan Party), at the time or times prescribed by law and at such time or times reasonably requested by such withholding agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such withholding agent as may be necessary for the withholding agent to comply with its obligations under FATCA, to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

3.02        Reserved.

3.03        Reserved.

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3.04        Increased Costs.

(a)          Reserved.

(b)          Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or liquidity or on the capital or liquidity of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by the Lender, to a level below at which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Loan Parties will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that the Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserved.

3.05        Reserved.

3.06        Reserved.

3.07        Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitment hereunder and repayment of all other Obligations hereunder.

3.08        Designation of Lead Borrower as Borrowers’ Agent.

(a)          Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Loans so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Loans are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

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(b)          Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)          The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Borrowing. Neither the Lender nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01       Conditions of Initial Borrowing. The obligation of the Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)          The Lender’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)          executed counterparts of this Agreement sufficient in number for distribution to the Lender and the Lead Borrower;

(ii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iii)        copies of each Loan Party’s Organization Documents and such other documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(iv)        a certification to the Lender by Klee, Tuchin, Bogdanoff & Stern LLP, counsel to the Loan Parties, that such counsel has reviewed the docket in the Chapter 11 Case and confirmed that there was no notice filed or motion pending with the Bankruptcy Court to appeal, reverse, stay or vacate the Interim Borrowing Order;

(v)         a certificate signed by a Responsible Officer of the Lead Borrower certifying that the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied;

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(vi)        evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Lender required under the Loan Documents have been obtained and are in effect;

(vii)       the Security Documents, each duly executed by the applicable Loan Parties;

(viii)      all other Loan Documents, each duly executed by the applicable Loan Parties; and

(ix)         all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Lender.

(b)          Reserved.

(c)          The Lender shall have received and reviewed all material so-called “first day” motions and the related declarations and pleadings to be filed in the Chapter 11 Case, each of which shall be in form and substance satisfactory to the Lender.

(d)          The Lender shall have received and reviewed the thirteen week cash flow of the Loan Parties which shall be in form and substance satisfactory to the Lender and shall constitute the initial Approved Budget.

(e)          All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Orders and this Agreement shall be in form and substance reasonably satisfactory to the Lender. The Interim Borrowing Order shall have been entered, shall be in full force and effect, and shall not have been reversed, vacated or stayed, or modified without the prior written consent of the Lender.

(f)          The Bankruptcy Court shall have entered the Interim Borrowing Order, which order shall be in form and substance reasonably acceptable to the Lender hereunder.

(g)          Other than Bankruptcy Events, there, there shall not be pending (or, to the knowledge of Borrower, threatened), in writing, any action, suit, investigation or proceeding in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect and is not stayed by the filing of the Chapter 11 Case.

(h)          reserved

(i)          The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document.

(j)          All fees required to be paid to the Lender on or before the Closing Date shall have been paid in full.

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(k)          The Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Lender (including, without limitation, local bankruptcy counsel) to the extent invoiced prior to or on the Closing Date (including any estimated fees, charges and disbursements through the Chapter 11 Case; provided that such estimate shall not thereafter preclude a final settling of accounts for all reasonable fees, charges and disbursements between the Borrowers and the Lender) and the Borrowers shall pay such additional amounts of such reasonable fees, charges and disbursements incurred or to be incurred by the Lender through the Chapter 11 Case, in each case, as provided in Section 9.04(a) and the DIP Orders.

(l)          The Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

4.02       Reserved.

4.03       Conditions to all Borrowings. The obligation of the Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)           The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.03, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01 and 6.19.

(b)           No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)           The Lender and shall have received a Loan Notice in accordance with the requirements hereof.

(d)          After giving effect to the Borrowing requested to be made on any such date and the use of proceeds thereof, the Commitment shall be greater than or equal to zero.

(e)          The Borrowers shall have provided evidence satisfactory to the Lender that after giving effect to (i) such request (and the funding of the proceeds thereof) and (ii) the payment of obligations of the Borrowers reflected in the Approved Budget to be paid during the seven-day period beginning with the requested funding date, the sum of cash and cash equivalents of the Loan Parties will not exceed $1,500,000.

(f)            The requested Borrowing shall not exceed the Available Amount.

(g)          Prior to, and after giving effect to, the making of any Loan, the Borrowers shall be in compliance with the provisions of Section 6.19 hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.01 and 4.03 have been satisfied on and as of the date of the applicable Borrowing.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Lender and the other Credit Parties that:

5.01         Existence, Qualification and Power. Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) subject to the entry of the DIP Orders, has all requisite power and authority to carry on its business as now conducted, and (iii) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, subject to the entry of the DIP Orders, has been duly authorized by all necessary corporate or other organizational action, and does not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Lender under the Security Documents); or (d) violate any Law.

5.03         Governmental Authorization; Other Consents. Except for the entry of the DIP Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for such as have been obtained or made and are in full force and effect.

5.04         Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, subject to the entry of the DIP Orders, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05         Budget; No Material Adverse Effect. Each Approved Budget delivered to the Lender was prepared by the Loan Parties in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.06         Litigation. Other than the Bankruptcy Events, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after reasonable inquiry, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect except, in each case, any such actions, suits or proceedings which are stayed by virtue of the filing of the Chapter 11 Case.

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5.07        No Default. Other than as a result of the Bankruptcy Events, no Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens

(a)          Except as disclosed on Schedule 5.08(a), each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except (i) as a result of the Bankruptcy Events and the Permitted Store Closings, or (ii) for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.08(a) or as a result of the Bankruptcy Events and the Permitted Store Closings, each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b)          Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties (except for Leases which are the subject of Permitted Store Closings), together with the name of each lessor and its contact information with respect to each such Lease as of the Closing Date.

(c)          Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party is subject to no Liens, other than Permitted Encumbrances.

(d)          reserved.

(e)          Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity thereof.

5.09        Environmental Compliance.

(a)          No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any unresolved Environmental Liability or (iv) has knowledge of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          None of the properties currently or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; to the knowledge of Loan Parties, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly operated by any Loan Party; to the knowledge of Loan Parties, there is no asbestos or asbestos-containing material on any property currently operated by any Loan Party; and to the knowledge of Loan Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently operated by any Loan Party.

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(c)          No Loan Party is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that would be reasonably expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently operated by any Loan Party have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect to any Loan Party.

5.10        Insurance. The properties of the Loan Parties are insured with insurance companies having an A.M. Best Rating of at least A-, which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operates. Each insurance policy of the Loan Parties necessary to the truth of the foregoing representation is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11        Taxes. Except as set forth on Schedule 5.11 hereto, each Loan Party has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has been filed, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.12        ERISA Compliance. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

5.13        Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Liens created under the Security Documents, and (ii) Permitted Liens. There are no outstanding rights to purchase any Equity Interests in any Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. The copies of the Organization Documents of each Loan Party and each amendment thereto, if any, provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

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5.14       Margin Regulations; Investment Company Act.

(a)          No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)          None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15       Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement (including, without limitation, any Approved Budget), certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and the Approved Budget, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16       Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or the enforcement of which is stayed by virtue of the filing of the Chapter 11 Case, or (c) the failure to comply therewith is as a result of a Bankruptcy Event.

5.17       Intellectual Property; Licenses. The Loan Parties own, or possess the right to use, all of the Intellectual Property that is material to the operation of their respective businesses as currently conducted (“Company IP”), and to the knowledge of the Loan Parties, the use of the Company IP in connection with their respective businesses as currently conducted does not infringe the valid Intellectual Property rights of any other Person. To the knowledge of the Lead Borrower, no claim or litigation regarding any of the Company IP is pending or threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or which claim or litigation would not be stayed by virtue of the filing of the Chapter 11 Case.

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5.18       Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Lead Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties have not been adjudged by any court of competent jurisdiction to be in violation of the Fair Labor Standards Act or any other applicable federal, state, or local law dealing with such matters to the extent that any such violation would reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

5.19       Security Documents. Upon entry of the DIP Orders, the Security Documents (including, without limitation, the DIP Orders), will create in favor of the Lender, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable perfected first priority security interest and liens in the Collateral, subject to the Professional Fee Carve Out, the enforceability of which is subject to the DIP Orders and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule I of the Security Agreement.

5.20       Reserved.

5.21       Reserved.

5.22       Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23       Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations, except as a result of the Bankruptcy Events or the Permitted Store Closings.

5.24       Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Loan Parties shall, and shall cause each Subsidiary to:

6.01       Financial Statements and Other Information. The Lead Borrower will furnish to the Lender:

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(a)          its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing, only if such audited financial statements are finalized and delivered to the Lead Borrower during the term of this Agreement

(b)          within thirty (30) days after the end of each fiscal month of the Lead Borrower, its Consolidated statements of operations and cash flows, as of the end of and for such fiscal month, all certified by one of its Financial Officers as presenting in all material respects the results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis;

(c)          reserved;

(d)          no later than Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), (i) a statement of Reported Fee Accruals, (ii) a rolling 13-week cash flow forecast for the Borrowers and their Subsidiaries, reflecting actual results from the prior period compared to budget and projected results for the subsequent 13 week period, and (iii) if such date occurs on or after February 18, 2015, a Variance Report, in each case in form and substance reasonably acceptable to the Lender and certified as complete and correct by the Independent Consultant;

(e)          promptly upon receipt thereof, copies of all reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(f)          the financial and collateral reports requested by the Lender in writing, at the times determined by the Lender in its Permitted Discretion;

(g)          notice of any intended sale or other disposition of any material portion of the assets of any Loan Party permitted hereunder or incurrence of any material amount of Indebtedness permitted hereunder at least thirty (30) Business Days prior to the date of consummation of such sale or disposition (except as otherwise provided in Section 6.20) or the incurrence of such Indebtedness;

(h)          as soon as practicable prior to the furnishing or filing thereof, copies of any statement, report or pleading proposed to be furnished to or filed with the Bankruptcy Court in connection with the Chapter 11 Case;

(i)          concurrently with the delivery to Sponsor, any statement, report, document or information required to be provided to the Sponsor pursuant to the Sponsor Support Agreement; and

(j)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Lender may reasonably request.

6.02       Notices. The Lead Borrower will furnish to the Lender prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

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(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)          any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(e)          any change in any Loan Party’s chief executive officer, chief financial officer or chairman;

(f)          the discharge by any Loan Party of the Independent Consultant or its present independent accountants or any withdrawal or resignation by the Independent Consultant or such independent accountants;

(g)          any failure by any Loan Party to pay rent at any of such Loan Party’s locations when such rent first came due following the Petition Date, unless related to a Permitted Store Closing or such non-payment was permitted under the Bankruptcy Code or pursuant to an order of the Bankruptcy Court;

(h)          any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; and

(i)          the filing of any Lien for due and unpaid Taxes after the Petition Date against any Loan Party exceeding $50,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

6.03       Payment of Obligations. To the extent required by the Bankruptcy Code, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto, and (e) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Lender with respect to determining Reserves pursuant to this Agreement.

6.04       Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with Permitted Store Closings or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties, and except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

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6.05       Maintenance of Properties. Keep and maintain all property material to the conduct of its business in good working order and condition, except (a) ordinary wear and tear, (b) asset Dispositions permitted by Section 7.05, and (c) assets located at a Store following a Permitted Store Closing with respect to such Store.

6.06       Maintenance of Insurance.

(a)          (i) Maintain insurance with insurers reasonably acceptable to the Lender, having an A.M. Best Rating of at least A- (or, to the extent consistent with prudent business practice, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by applicable Law; and (iii) furnish to the Lender, upon written request, full information as to the insurance carried.

(b)          Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Lender, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, (ii) a provision to the effect that none of the Loan Parties, the Lender or any other party shall be a coinsurer and (iii) such other provisions as the Lender may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Lender as an additional insured. Business interruption policies shall name the Lender as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, (ii) a provision to the effect that none of the Loan Parties, the Lender or any other party shall be a co-insurer and (iii) such other provisions as the Lender may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed for any reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Lender. The Lead Borrower shall deliver to the Lender, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Lender, including an insurance binder) together with evidence reasonably satisfactory to the Lender of payment of the premium therefor.

(c)          Furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding.

6.07       Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws; (c) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; or (d) the failure to comply therewith is otherwise permitted under the Bankruptcy Code or the DIP Orders.

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6.08       Books and Records; Accountants.

(a)          Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)          At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Lender.

6.09       Inspection Rights.

(a)          Subject to the terms of Section 9.07, permit representatives and independent contractors of the Lender to visit and inspect any of its properties, provided that the Lender shall use reasonable efforts to minimize any disruption to the business of the Loan Parties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, at any time during normal business hours and with reasonable advance notice (unless an Event of Default has occurred and is continuing, in which event no such advance notice shall be required).

(b)          From time to time upon the request of the Lender and after reasonable prior notice, permit the Lender or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Lender to conduct appraisals, commercial finance examinations and other evaluations.

(c)          Pay the reasonable out-of-pocket expenses of the Lender (including reasonable fees of such professionals) with respect to the activities described in this Section 6.09.

6.10       Additional Loan Parties. Notify the Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not a CFC to (i) become a Loan Party by executing and delivering to the Lender a joinder to this Agreement and such other documents as the Lender shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Lender on such Person’s assets to secure the Obligations, and (iii) deliver to the Lender documents of the types referred to in Section 4.01(a) (including, without limitation, entry of such orders order by the Bankruptcy Court as the Lender may reasonably deem appropriate) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary, in each case in form, content and scope reasonably satisfactory to the Lender. In no event shall compliance with this Section 6.10 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.10 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower.

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6.11       Cash Dominion.

(a)          Upon the occurrence and during the continuation of any Dominion Period:

(i)          Promptly deliver written notice (together with a copy of the Interim Order or the Final Order, as applicable) to each of its credit card clearinghouses, setting forth the Credit Parties’ rights in, and each such institution’s obligations with respect to, all credit card proceeds (each, a “Credit Card Notification”), and take any other steps necessary to cause each of its credit card clearinghouses to pay into the Cash Collateral Account.

(ii)         As soon as practicable, but in any event within ten (10) Business Days of the beginning of such Dominion Period, enter into and maintain a Blocked Account Agreement satisfactory in form and substance to the Lender with each Blocked Account Bank (collectively, the “Blocked Accounts”), provided, that Each Blocked Account Agreement shall require, and the Loan Parties shall cause, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the Cash Collateral Account, of all cash receipts and collections, including, without limitation, the following;

(A)         all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral)

(B)         all proceeds of collections of Accounts;

(C)         all net proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

(D)         the then contents of each DDA (net of any minimum balance, not to exceed $5,000.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(E)         the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $5,000.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank), provided that the aggregate amount of all balances maintained in all DDAs and Blocked Accounts shall not exceed $500,000; and

(F)         cause bank statements and/or other reports to be delivered to the Lender not less often than monthly (or more frequently upon the request of the Lender), accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

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(ii)         Notwithstanding anything in Section 6.01(a) to the contrary, until the establishment of the Blocked Account Agreements, the Borrowers shall cause any and all amounts that would be required to be deposited to the Cash Collateral Account pursuant to Section 6.01(a) to be deposited in the Cash Collateral Account in the manner provided in Section 6.01(a).

(b)          In the event that, notwithstanding the provisions of this Section 6.11, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Lender, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Cash Collateral Account or dealt with in such other fashion as such Loan Party may be instructed by the Lender.

6.12       Information Regarding the Collateral. Furnish to the Lender at least fifteen (15) days prior written notice of any change in: (i) any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s identity or type of organization or organizational structure; (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization; or (v) any Loan Party’s jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction). Each Loan Party agrees to take all action, if any, reasonably satisfactory to the Lender to maintain the perfection and priority of the security interest of the Lender for the benefit of the Credit Parties in the Collateral intended to be granted hereunder. Each Loan Party agrees to promptly provide the Lender with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.13       Physical Inventories.

(a)          Permit the Lender, at the expense of the Loan Parties, to conduct (directly or through a third party of the Lender’s choice), participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers, reasonably cooperating with the Lead Borrower’s efforts to ensure that such participation does not unreasonably disrupt the normal inventory schedule or process, provided, that the Borrowers shall permit the Lender to conduct (directly or through a third party of the Lender’s choice) at least one (1) physical count and/or inventory of so much of the Collateral as consists of Inventory within the first fourteen (14) days after entry of the Initial Order at times and dates chosen by the Lender in its sole discretion.

(b)          At the Borrowers’ own expense, cause, upon the request of the Lender, no more than two (2) physical inventories of the Borrowers’ Inventory to be conducted by nationally recognized inventory takers and using practices consistent with practices in effect on the date hereof (it being agreed that the physical inventory in progress as of the date of this Agreement shall be deemed to constitute the first of the two).

(c)          The Lead Borrower shall provide the Lender with the preliminary Inventory levels at each of each Borrower’s Stores within ten (10) days following the completion of such inventory.

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(d)          The Lead Borrower, within forty-five (45) days following the completion of such inventory, shall provide the Lender with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) and shall post such results to the Borrowers’ stock ledger and general ledger, as applicable.

(e)          Permit the Lender, in its reasonable discretion, if any Event of Default exists, to cause such additional inventories to be taken as the Lender reasonably determines (each, at the expense of the Borrowers).

6.14       Environmental Laws.

(a)          Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.15       Further Assurances.

Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, the delivery of control agreements with respect to deposit accounts, and other documents), that may be required under any Law, or which the Lender may request in its reasonable discretion, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Lender, from time to time upon reasonable request, evidence satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

6.16       Compliance with Terms of Leaseholds.

Except with respect to the Permitted Store Closings and as otherwise expressly permitted hereunder, to the extent required under the Bankruptcy Code or the DIP Orders, make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, notify the Lender of any default by any party with respect to such Leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

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6.17       Depository Account. In order to facilitate the administration of the Loans and Lender’s security interest in the Loan Parties’ assets, the Borrowers shall work with the Lender (at the sole expense of the Borrowers) to open and maintain a depository bank account (the “Cash Collateral Account”) in the name of the Lender and under the sole and exclusive dominion and control of the Lender) for deposits of cash collateral. The Borrowers may deliver amounts to Lender for deposit in such Cash Collateral Account from time to time (it being understood that the Borrowers are under no obligation to do so, except as required pursuant to Section 6.11). It is hereby agreed and acknowledged that the Lender may apply any amounts of cash collateral deposited in the Cash Collateral Account to the payment of Obligations due and payable hereunder without the consent of or prior notice to the Borrowers. The Lead Borrower may request that the Lender release amounts from the Cash Collateral Account, subject to the following conditions: (i) no more than one (1) request for release shall be sent per week, (ii) on each of the date of such request and the date of the requested disbursement, there shall be no Default or Event of Default that has occurred and is continuing or would occur as a result of the requested disbursement, (iii) after giving effect to the release of such amounts, the Outstanding Amount shall not exceed the Loan Cap.

6.18       Retention of Independent Consultant.

(a)          Until Satisfaction of the Obligations, the Borrowers shall continue to retain the Independent Consultant, pursuant to terms reasonably acceptable to the Lender, for the purpose of (i) assisting in the preparation of each 13-week cash flow forecast and the other financial and collateral reporting required to be delivered to the Lender pursuant to this Agreement, (ii) advising the Loan Parties with regard to their financial performance and affairs and operational initiatives, including, but not limited to, liquidity and working capital management, operational efficiencies, budgets and forecasts, and interactions with the Lender; (iii) being available to the Lender to discuss in detail the 13-week cash flow forecasts, the Loan Parties’ operating and financial performance, and the reports and other materials and matters as set forth above, and (iv) assisting in the consummation of any Permitted Sales, and to perform financial and restructuring services on terms reasonably satisfactory to the Lender. In the event that an Independent Consultant resigns or is otherwise no longer engaged by the Borrowers, the Borrowers shall, subject to Bankruptcy Court approval, engage a replacement Independent Consultant reasonably acceptable to the Lender within ten (10) Business Days.

(b)          The Lead Borrower authorizes the Lender to communicate directly with its independent certified public accountants, financial advisors, investment bankers and consultants (including the Independent Consultant), which have been engaged from time to time by the Borrowers, and authorizes and shall instruct those accountants, financial advisors, investment bankers and consultants to communicate to the Lender such information relating to each Loan Party with respect to the business, results of operations, prospects and financial condition of such Loan Party and other matters as the Lender may reasonably request.

6.19       Performance Within Approved Budget.

(a)          The Borrowers and their Subsidiaries shall not pay any expenses other than those set forth in the budget approved by the Lender on the date of this Agreement (such budget, together with any subsequent budget which the Lender may, in its sole discretion, approve, the “Approved Budget”), provided that (1) the Borrowers and their Subsidiaries may pay expenses under an Approved Budget line item for any given four-week period up to and through the Saturday of the most recent week then ended (a “Cumulative Four Week Period”) that are no more than 120% of the operating disbursements projected for such line item for such Cumulative Four Week Period in the Approved Budget; (2) no amounts allocated to a particular line item in the Approved Budget (including line items denominated “Miscellaneous” or “Other”, or words of similar import) shall be used to pay any expenses under any other line item(s) in the Approved Budget without the prior express written consent of the Lender, in the Lender’s sole and exclusive discretion; (3) the Borrowers and their Subsidiaries may expend any unused amounts contained in a line item for a given week (without giving effect to the 120% variance set forth in (1), above) for the same line item in any of the four successive weekly periods; (4) payments to the Lender shall not be subject to the limitations set forth above and shall not be included in determining compliance with the covenants set forth in this Section 6.19; and (6) the actual aggregate disbursements made for any Cumulative Four Week Period shall not exceed 110% of those projected in the Approved Budget for such Cumulative Four Week Period;

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(b)          the Borrower and its Subsidiaries shall not make any payment that, at the time made, based on the going-forward cash-flow projections in the Approved Budget, would result in a failure to comply with clause (d) or (e) hereof on the next test date;

(c)          the Borrowers and their Subsidiaries shall achieve cash receipts for any Cumulative Four Week Period of at least 90% of those projected in the Approved Budget for such Cumulative Four Week Period;

(d)          the Liquidity Amount shall be at least 90% of that projected in the Approved Budget for the applicable test date; and

(e)          the Liquidity Amount shall not be less than $3,000,000 at any time.

Compliance with the covenants set forth in this Section 6.19 shall be tested on the close of business on Wednesday of each week after Lender’s approval of the initial Approved Budget and shall be reflected in the Variance Report delivered pursuant to Section 6.01.

6.20       Collateral and Diligence Review. Cause, at the Borrowers’ own cost and expense, a review of the Collateral and a diligence audit to be completed by one or more third parties of the Lender’s choosing within two weeks after the Petition Date, and a report thereon to be prepared by such parties in form, scope and substance satisfactory to the Lender, and any supplements to or additional reviews of the Collateral and diligence audit to be completed by one or more third parties of the Lender’s choosing as the Lender may request in writing thereafter.

6.21       Additional Bankruptcy Related Affirmative Covenant.

On or before ninety (90) days following the Petition Date, obtain an order of the Bankruptcy Court extending the time period of the Borrowers to assume or reject Leases to not less than two hundred ten (210) days from the Petition Date.

ARTICLE VII
NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01       Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, other than those Liens set forth on Schedule 7.01, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

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7.02       Investments. Make any Investments, except Permitted Investments.

7.03       Indebtedness; Disqualified Stock

(a)          Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or (b) issue Disqualified Stock.

7.04       Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except in connection with a Permitted Sale or a Plan of Reorganization.

7.05       Asset Sales. Sell, transfer, lease or otherwise Dispose of any asset, including any Equity Interests, nor permit any of the Subsidiaries to issue any additional shares of its Equity Interests in such Subsidiary, except:

(a)           (i) sales of Inventory in the ordinary course of business, or (ii) sales of used or surplus equipment in the ordinary course of business, or (iii) sales of Permitted Investments;l

(b)          Dispositions among the Loan Parties;

(c)          reserved;

(d)          rejection, disclaimer and termination of Leases otherwise permitted or required herein or in connection with Permitted Store Closings;

(e)          Asset sales pursuant to an order approved by the Bankruptcy Court and the Lender;

(f)          Permitted Sales; and

(g)          pursuant to a Plan of Reorganization;

provided that all Dispositions permitted hereby (other than Dispositions permitted under clause (b)) shall be made at arm’s length and for fair value and solely for cash consideration.

7.06       Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(i)          any Loan Party may pay dividends to the Lead Borrower, and

(ii)         the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person.

7.07       Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy any Indebtedness, except (a) as long as no Event of Default then exists or would arise therefrom, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness incurred after the Petition Date, (b) other payments reflected in the Approved Budget or approved by the Lender, (c) Permitted Refinancings of any such Indebtedness and (d) payments of Obligations or Other DIP Obligations.

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7.08       Change in Nature of Business.

(a)          In the case of the Parent, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Equity Interests in the other Loan Parties, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (v) activities incidental to the businesses or activities described in this Section 7.08(a)(i)-(iv).

(b)          In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.09       Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to a transaction between or among the Loan Parties.

7.10       Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Lender; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11       Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, (ii) except as expressly provided in the DIP Orders, to (w) finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of the Credit Parties or their rights and remedies under this Agreement and the other Loan Documents, including, without limitation, for the payment of any services rendered by the professionals retained by the Borrowers or the Creditors’ Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (1) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Obligations or the Liens securing same, (2) for monetary, injunctive or other affirmative relief against any Credit Party or the Collateral, or (3) preventing, hindering or otherwise delaying the exercise by any Credit Party of any rights and remedies under the Loan Documents or applicable Law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the court or otherwise) by any or all of the Credit Parties upon any of the Collateral, (x) make any distribution under a Plan of Reorganization in the Chapter 11 Case; (y) make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other Governmental Authority without the prior written consent of the Lender; (z) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase interests in any Borrower without the prior written consent of the Lender; or (b) for any purposes other than (i) to pay fees, costs and expenses in connection with the transactions contemplated hereby, and to the extent approved by the Bankruptcy Court and as set forth in the DIP Orders and in connection with the Chapter 11 Case, (ii) for other payments permitted to be made by the DIP Orders and any other order of the Bankruptcy Court, and (iii) for general corporate purposes, in each case to the extent expressly permitted under applicable Law, the Loan Documents, the DIP Orders, and in accordance with the Approved Budget, subject to Section 6.19.

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7.12       Amendment of Material Documents.

Amend, modify or waive (a) any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any other Material Indebtedness to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13       Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP or by prior written consent of the Lender which consent shall not be unreasonably withheld.

7.14       Inventory.

At any time permit the cost of Eligible Inventory to be less than $7,000,000.

7.15       Bankruptcy Related Negative Covenants. Seek, consent to, or permit to exist any of the following:

(a)          Any order which authorizes the rejection or assumption of any Leases of any Loan Party (other than rejection of Leases related to Permitted Store Closings) without the Lender’s prior consent, whose consent shall not be unreasonably withheld or delayed;

(b)          Any modification, stay, vacation or amendment to the DIP Orders to which the Lender has not consented in writing;

(c)          A priority claim or administrative expense or claim against any Loan Party (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 105, 326, 328, 330, 331, 364(c), 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 or 1114 of the Bankruptcy Code) equal or superior to the priority claim of the Lender in respect of the Obligations, except with respect to the Professional Fee Carve Out and the Other DIP Obligations (and except to the extent any pre-petition liability may have priority solely by virtue of pre-petition Permitted Liens);

(d)          Any Lien on any Collateral having a priority equal or superior to the Lien securing the Obligations, other than with respect to (i) the Professional Fee Carve Out, (ii) Permitted Encumbrances described in clause (i) of the definition of such term, and (iii) Permitted Encumbrances described in clause (h) of the definition of such term having priority by operation of applicable Law;

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(e)          Any order which authorizes the return of any of the Loan Parties’ property pursuant to Section 546(h) of the Bankruptcy Code;

(f)          Any order which authorizes the payment of any Indebtedness (other than payments of Indebtedness reflected in the Approved Budget and permitted to be paid under this Agreement, and other payments of Indebtedness approved by the Lender) incurred prior to the Petition Date or the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien (other than as provided in the DIP Order with respect to Pre-Petition Liabilities becoming Other DIP Obligations); or

(g)          Any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

7.16       Chief Executive Officer.

In the event that, for any reason, Edmund Thomas shall cease to serve as the chief executive officer of the Lead Borrower with substantially the same authority and duties as exist prior to the date of this Agreement, the Lead Borrower shall fail to appoint a successor to such role acceptable to the Lender in its sole discretion within five (5) Business Days,

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)          the Loan Parties shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           (i) the Loan Parties shall fail to pay any interest on any Loan payable under this Agreement, when and as the same shall become due and payable, or (ii) the Loan Parties shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure continues for five (5) days;

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.01(d), 6.01(h), 6.06 (with respect to insurance covering the Collateral), 6.09, 6.18, 6.19, 6.20, 6.21 or in Article VII;

(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Section 8.01), and such failure shall continue unremedied for a period of fifteen (15) days after notice thereof from the Lender to the Lead Borrower;

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(f)          except as a result of the commencement of the Chapter 11 Case or unless payment is stayed by the Bankruptcy Court, any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(g)          except as a result of the commencement of the Chapter 11 Case or unless payment is stayed by the Bankruptcy Court, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of any grace or cure period set forth therein) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)          following the Petition Date, one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(i)          following the Petition Date, an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $500,000;

(j)           any challenge in writing by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(k)          any judicial proceeding by or on behalf of any other Person seeking to challenge the validity of any Loan Document (including, without limitation, any DIP Order) or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, and the Lender, in its reasonable discretion, has determined in good faith that there is appreciable risk of a Material Adverse Effect on the Credit Parties’ ability to receive payment in full of the Obligations, or otherwise would be reasonably likely to have a Material Adverse Effect;

(l)          any Lien purported to be created under any Security Document (including, without limitation, any DIP Order) shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

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(m)          the occurrence of any uninsured loss to any portion of the Collateral which would reasonably be expected to have a Material Adverse Effect;

(n)          the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course;

(o)          the determination by the Borrowers, whether by vote of the Borrowers’ board of directors or otherwise to: (i) suspend the operation of any Borrower’s business in the ordinary course, (ii) liquidate all or a material portion of the Borrowers’ assets or Stores, or (iii) employ an agent or other third party to conduct any so-called Store closing, Store liquidation or “Going-Out-Of-Business” sales, except in connection with a Permitted Sale or a Plan of Reorganization;

(p)          the occurrence of any Change of Control;

(q)          The entry of an order in the Chapter 11 Case which stays, modifies or reverses any DIP Order or which otherwise materially adversely affects the effectiveness of any DIP Order without the express written consent of the Lender;

(r)          either (i) the appointment in the Chapter 11 Case of a trustee or of any examiner having expanded powers to operate all or any part of any Loan Party’s business, or (ii) the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code;

(s)          the failure of the Bankruptcy Court to enter a Final Borrowing Order, in form and substance satisfactory to the Lender, within thirty (30) days after the Petition Date;

(t)          the entry of any order which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code which permits any creditor to (i) realize upon, or to exercise any right or remedy with respect to any Collateral, where either the amount of the value of such Collateral exceeds $100,000, or (ii) to terminate any license, franchise, or similar agreement, where such termination would reasonably be likely to have a Material Adverse Effect;

(u)          the filing of any application by any Loan Party without the express prior written consent of the Lender for the approval of any super-priority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the claims of the Lender and other Credit Parties for the Obligations, or there shall arise any such super-priority claim under the Bankruptcy Code;

(v)         the payment or other discharge by any Loan Party of any pre-petition Indebtedness, except as expressly permitted hereunder, under any DIP Order, or in the Approved Budget or by order in the Chapter 11 Case to which order the Lender has provided its written consent;

(w)          the entry of any order in the Chapter 11 Case which provides adequate protection, or the granting by any Loan Party of similar relief in favor of any one or more of a Loan Party’s pre-petition creditors, contrary to the terms and conditions of any DIP Order or the terms hereof;

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(x)          the failure of any Loan Party to (i) comply with each and all of the terms and conditions of any DIP Order or (ii) comply in all material respects with any other order entered in the Chapter 11 Case;

(y)          the filing of any motion by any Loan Party seeking, or the entry of any order in the Chapter 11 Case: (i) (A) permitting working capital or other financing (other than ordinary course trade credit, unsecured debt) for any Loan Party from any Person other than the Lender (unless the proceeds of such financing are used to pay all Obligations in full, and the establishment of a reserve account for all indemnification obligations hereunder), (B) granting a Lien on, or security interest in (other than a Permitted Encumbrance) any of the Collateral, other than with respect to this Agreement (unless such Liens are granted in connection with a financing, the proceeds of which are applied to the payment in full of all Obligations and indemnification obligations hereunder), (C) except as permitted by this Agreement, the DIP Orders, permitting the use of any of the Collateral pursuant to Section 363(c) of the Bankruptcy Code without the prior written consent of the Lender, (D) permitting recovery from any portion of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (E) dismissing the Chapter 11 Case or converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or (ii) the filing of any motion by any party in interest or any Creditors’ Committee appointed in the Chapter 11 Case) (x) seeking any of the matters specified in the foregoing clause (i) that is not dismissed or denied within thirty (30) days of the date of the filing of such motion (or such later date agreed to in writing by the Lender) or (y) seeking the reconsideration of any DIP Order; or

(z)          the filing of a motion by any Loan Party seeking approval of a Disclosure Statement and a Plan of Reorganization, or the entry of an order confirming a Bankruptcy Plan, in each case, that does not require repayment in full in cash of all Obligations.

8.02       Remedies Upon Event of Default. If any Event of Default occurs and is continuing, subject to the terms of the DIP Orders, the Lender may take any or all of the following actions:

(a)          declare the Commitment of the Lender to make Loans to be terminated, whereupon such Commitment and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c)          whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, the DIP Orders, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties.

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In addition to the exercise by the Lender of any or all of its rights and remedies after the occurrence and during the continuance of an Event of Default, the Lender may require, and upon request by the Lender the Borrowers shall, undertake to Liquidate the Collateral on behalf of the Lender in such manner as the Lender may require. Such Liquidation may be effected through a partial or chain-wide store closing sale in a manner consistent with the foregoing enumeration of the Lender’s rights and remedies, and as otherwise permitted by the Bankruptcy Court. The Lender and the Borrowers shall endeavor to implement such a Liquidation on mutually acceptable terms and conditions. However, the Lender may by written notice to the Lead Borrower require the Borrowers to:

(h)          File a motion seeking to retain one or more nationally recognized professional retail inventory liquidation agents reasonably acceptable to the Lender to sell, lease, or otherwise dispose of the Collateral on terms acceptable to the Lender.

(d)          File a motion or motions seeking to sell or otherwise dispose of any or all of the Real Estate pursuant to Section 363 of the Bankruptcy Code, on terms acceptable to the Lender.

(e)          File a motion or motions seeking to sell, assume, assign, or otherwise dispose of any or all of the Leases pursuant to Sections 363 and 365 of the Bankruptcy Code, on terms acceptable to the Lender.

The Borrowers shall file such motion(s) within five (5) Business Days of the Lender’s request and shall diligently prosecute such motion(s). If the Borrowers fail to so file or diligently prosecute the motion(s), the Lender may file and prosecute such motion(s) in the name of the Borrowers.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03       Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of accrued and unpaid Professional Fees and Expenses up to an aggregate amount not to exceed the Professional Fee Carve Out;

Second, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees, ratably between the Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably between the Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 9.04(b)), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

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Sixth, to be retained by the Lender as a reserve account for all indemnification obligations hereunder; and

Last, the balance, if any, after Satisfaction of the Obligations, to the Loan Parties or as otherwise required by Law.

ARTICLE IX
MISCELLANEOUS

9.01       Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02       Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(c)          Change of Address. Each of the Loan Parties, the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)          Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

9.03       No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

9.04       Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrowers shall pay all reasonable documented out-of-pocket expenses incurred by the Lender and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Lender, (B) outside consultants for the Lender, (C) appraisers, (D) commercial finance examiners, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with the Chapter 11 Case or any successor case, or (C) any workout, restructuring or negotiations in respect of any Obligations.

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(b)          Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)          Waiver of Consequential Damages. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d)          Payments. All amounts due under this Section shall be payable on demand therefor.

(e)          Survival. The agreements in this Section shall survive the assignment of any Commitment or Loan by the Lender, the termination of the Commitment hereunder and the repayment, satisfaction or discharge of all the other Obligations.

9.05       Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its reasonable discretion) to be repaid to a trustee, receiver or any other party, in connection with the Chapter 11 Case or any successor case or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

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9.06       Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans with the prior consent of the Lead Borrower, such consent not be unreasonably withheld or delayed (provided that no such consent will be required after the occurrence and continuation of an Event of Default). From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.

(c)          Participations. The Lender may at any time, without the consent of, or notice to, the Loan Parties, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender's rights and/or obligations under this Agreement owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 9.07 as if such Participant was the Lender hereunder. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.04, and 3.01 (subject to the requirements and limitations therein, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.04 or 3.01, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender. If the Lender sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(d)          Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.07       Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including federal and state securities Laws.

9.08       Right of Setoff. If an Event of Default shall have occurred and be continuing or if the Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to the Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Lead Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10       Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and all other documents (including, without limitation, the Loan Documents) which have been or may be hereinafter furnished by the Loan Parties to any of the Credit Parties may be reproduced by the Credit Parties by any photographic, microfilm, xerographic, digital imaging, or other process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

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9.11       Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04 and 9.04 shall survive and remain in full force and effect regardless of the repayment of the Obligations, and the Commitment or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Lender may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 9.04 hereof.

9.12       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13       Governing Law; Jurisdiction.

(a)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE BANKRUPTCY CODE AND THE LAWS OF THE STATE OF NEW YORK.

(a)          SUBMISSION TO JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND OF ANY COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. SUBJECT TO SECTION 9.13(e), NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(b)          WAIVER OF VENUE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)          ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN THE BANKRUPTCY COURT, A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

9.14       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

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9.16       Patriot Act Notice. The Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

9.17       Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Patriot Act. Furthermore, none of the Borrowers or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.

9.18       Time of the Essence. Time is of the essence of the Loan Documents.

9.19       Press Releases. Each Loan Party consents to the publication by the Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

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9.20       Additional Waivers.

(a)          The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Lender or any other Credit Party.

(b)          The Obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitment hereunder), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitment hereunder).

(c)          To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitment hereunder. The Lender may, at its election, foreclose on any security held by it by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to it against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder (except if such results in Satisfaction of the Obligations) and the Commitment hereunder has been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)          Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitment hereunder. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Lender to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower, then the Loan Party making such payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers.

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9.21       No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.22       Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.23       Reserved.

9.24       Relationship with DIP Orders.

In the event of any inconsistency between the terms of the DIP Orders and the Loan Documents, the terms of the DIP Orders shall control and the representations, warranties, covenants, agreements or events of default made herein and in the other Loan Documents shall be subject to any express, contrary terms of the DIP Orders.

ARTICLE X
GUARANTEE

10.01     The Facility Guaranty.

Each Guarantor irrevocably and unconditionally guaranties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance by the Borrowers of all Obligations (collectively, the “Guaranteed Obligations”), including all such Guaranteed Obligations which shall become due but for the operation of any Debtor Relief Law. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Facility Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation.

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10.02     Guaranteed Obligations Not Affected.

To the fullest extent permitted by applicable Law, each Guarantor waives presentment to, demand of payment from, and protest to, any Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of this Facility Guaranty, notice of protest for nonpayment and all other notices of any kind. To the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise or against any other party with respect to any of the Guaranteed Obligations, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Facility Guaranty, any other Loan Document or any other agreement, with respect to any Loan Party or with respect to the Guaranteed Obligations, (c) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of any Credit Party, or (d) the lack of legal existence of any Loan Party or legal obligation to discharge any of the Guaranteed Obligations by any Loan Party for any reason whatsoever, including, without limitation, in connection with any Debtor Relief Laws.

10.03     Security.

Each Guarantor hereby acknowledges and agrees that each of Credit Parties may (a) take and hold security for the payment of this Facility Guaranty and the Guaranteed Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine, and (c) release or substitute any one or more endorsees, the Borrowers, other Loan Parties or other obligors, in each case without affecting or impairing in any way the liability of any Guarantor hereunder.

10.04     Guarantee of Payment.

Each Guarantor further agrees that this Facility Guaranty constitutes a guarantee of payment and performance when due of all Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by any Credit Party to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of any Credit Party in favor of any Loan Party or any other Person or to any other guarantor of all or part of the Guaranteed Obligations. Any payment required to be made by any Guarantor hereunder may be required by any Credit Party on any number of occasions and shall be payable to the Lender, for the benefit of any Credit Party, in the manner provided in this Agreement.

10.05     No Discharge or Diminishment of Guarantee.

The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Credit Party to assert any claim or demand or to enforce any remedy under this Facility Guaranty, this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

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10.06     Defenses of Loan Parties Waived.

To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Each Guarantor hereby acknowledges that the Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Loan Party, or exercise any other right or remedy available to them against any Loan Party, without affecting or impairing in any way the liability of each such Guarantor hereunder (except if such results in Satisfaction of the Obligations). Pursuant to, and to the extent permitted by, applicable Law, each Guarantor waives any defense arising out of any such election and waives any benefit of and right to participate in any such foreclosure action, even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement, indemnity, contribution or subrogation or other right or remedy of such Guarantor against any Loan Party, as the case may be, or any security. Each Guarantor agrees that it shall not assert any claim in competition with any Credit Party in respect of any payment made hereunder in connection with any proceedings under any Debtor Relief Laws.

10.07     Agreement to Pay; Subordination.

In furtherance of the foregoing and not in limitation of any other right that any Credit Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to any Credit Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Guarantor of any sums to any Agent or any other Credit Party as provided above, all rights of such Guarantor against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. In addition, any indebtedness of any Borrower or any other Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of all of the Guaranteed Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, any Borrower or any other Loan Party may make payments to any Guarantor on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, no Guarantor will demand, sue for, or otherwise attempt to collect any such indebtedness until Satisfaction of the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Party to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

10.08     Limitation on Guarantee of Guaranteed Obligations.

In any action or proceeding with respect to any Guarantor involving any state corporate law, the Bankruptcy Code of the United States or any other Debtor Relief Law, if the obligations of such Guarantor under Section 10.01 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 10.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party, or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

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THE WET SEAL, INC., as Lead Borrower, as a Borrower and as a Debtor-in-Possession

By:	/s/ Edmond S. Thomas

Name:	Edmond S. Thomas

Title:	CEO

THE WET SEAL RETAIL, INC., as a Borrower and as a Debtor-in-Possession

By:	/s/ Edmond S. Thomas

Name:	Edmond S. Thomas

Title:	CEO

WET SEAL CATALOG, INC., as a Borrower and as a Debtor-in-Possession

By:	/s/ Edmond S. Thomas

Name:	Edmond S. Thomas

Title:	CEO

WET SEAL GC, LLC, as a Guarantor and as a Debtor-in-Possession

By:	The Wet Seal, Inc., its Sole Member

By:	/s/ Edmond S. Thomas

Name:	Edmond S. Thomas

Title:	CEO

72

B. RILEY FINANCIAL, INC., as the Lender

By:	/s/:Phillip J. Ahn

Name:	Phillip J. Ahn

Title:	CFO & COO

73